AMENDMENT NO. 1 TO THE
                                RIGHTS AGREEMENT

            Amendment No. 1, dated as of March 28, 2000 (this "Amendment"), to the Rights Agreement, dated as of June 15, 1998 (the "Rights Agreement"), between IMS Health Incorporated, a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

            WHEREAS, The TriZetto Group, Inc., a Delaware corporation ("TriZetto") and the Company have proposed to enter into an Agreement and Plan of Reorganization, to be dated as of March 28, 2000 (the "Merger Agreement");

            WHEREAS, the Company desires to amend the Rights Agreement to render the Rights (as defined in the Rights Agreement) inapplicable to the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement;

            WHEREAS, the Company deems this Amendment to be necessary and desirable and in the best interests of the holders of Rights and has duly approved this Amendment;

            WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement in the manner provided herein;

            WHEREAS, Section 27 of the Rights Agreement provides that the Rights Agent shall execute this Amendment upon delivery of a certificate from an appropriate officer of the Company which states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement (the "Officer's Certificate"); and

            WHEREAS, the Officer's Certificate is being delivered to the Rights Agent concurrently with this Amendment;

            NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

            1. Addition of a new Section 35 which shall read as follows:

            "Section 35. Exemption of Specified Transaction. Solely for the purposes of the transactions contemplated by the Agreement and Plan of Reorganization, to be dated as of March 28, 2000 (hereinafter referred to as the "Merger Agreement"), between the Company and The TriZetto Group, Inc., a Delaware corporation ("TriZetto"), (i) neither TriZetto nor any of its Affiliates shall be deemed to be an Acquiring Person as a result of the execution and delivery of the Merger Agreement or the IMS Voting Agreement (as contemplated by the Merger Agreement) or the consummation of the

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Merger (as contemplated by the Merger Agreement), (ii) the transactions contemplated by the Merger Agreement, including the Merger, shall not be deemed to be an event or transaction contemplated by Section 13 hereof, and (iii) a Distribution Date shall not occur by reason of the approval, execution, announcement or consummation of the Merger Agreement or the transactions contemplated thereby. If the Merger Agreement is terminated for any reason in accordance with its terms or otherwise, this Section 35 shall not apply and shall have no further force and effect."

            2. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect as amended hereby.

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            IN WITNESS WHEREOF, the Company and the Rights Agent have executed this Amendment as of the date and year first written above.

                                    IMS HEALTH INCORPORATED

                                    By: /s/ David Stevens
                                        ---------------------------------------
                                        Name: David Stevens
                                        Title: Senior Vice President, General
                                               Counsel and Secretary


                                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                                    By: /s/ Gerard J. O'Leary
                                        ---------------------------------------
                                        Name: Gerard J. O'Leary
                                        Title: Managing Director